EXHIBIT 99.1


                            VCA ANTECH, INC. REPORTS
                              THIRD QUARTER RESULTS

     -    Net income per diluted common share, before extraordinary item, $0.24.

     - Net income per diluted common share, before extraordinary item beats earnings consensus estimate by $0.04 per share.

     - Net income per diluted common share (after extraordinary item) is $0.19.

     -    Third quarter revenue increased 12.0% to a record $115.0 million.

     -    Third quarter Adjusted EBITDA(1) increases 18.7% to $29.1 million.

     LOS ANGELES, CA, OCTOBER 24, 2002 - VCA ANTECH, INC. (NASDAQ NM SYMBOL:
WOOF), a leading animal health care company in the United States, today reported financial results for the third quarter and the nine months ended September 30, 2002.

     Revenue for the quarter ended September 30, 2002 increased 12.0% to a record $115.0 million from revenue of $102.6 million in the same quarter last year.

     For the quarter ended September 30, 2002, net income per diluted common share before the extraordinary loss on early extinguishment of debt of $0.05 per share, was $0.24. Net loss per diluted common share was $(0.19) for the quarter ended September 30, 2001; however, excluding the after-tax impact of certain items as provided below in the Supplemental Operating Statement Data, the net income was $0.09 per diluted common share.

     Operating income for the quarter ended September 30, 2002 increased to $26.1 million from $16.0 million for the comparable period in 2001. As detailed below in the Supplemental Operating Statement Data, operating income for the third quarter 2001 included $3.4 million of certain expenses and $2.3 million of amortization of goodwill that did not occur in 2002. Excluding these expenses from 2001, operating income for the third quarter 2002 would have increased $4.3 million, or 19.9% compared to the same period in 2001, as adjusted.

     Earnings before interest, taxes, depreciation, amortization, minority interest and, in 2001, certain items discussed in footnote (1) ("Adjusted EBITDA") increased 18.7% in the third quarter of 2002 to $29.1 million from $24.5 million in the third quarter of 2001.

     Revenue for the nine months ended September 30, 2002, increased 10.3% to a record $336.9 million from $305.4 million in 2001.

     For the nine months ended September 30, 2002, net income per diluted common share before the extraordinary loss on early extinguishment of debt of $0.05 per share, was $0.68. Net loss per diluted common share was $(1.27) for the nine months ended September 30, 2001; however, excluding the after-tax impact of certain items as provided below in the Supplemental Operating Statement Data, the net income was $0.09 per diluted common share.


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     In August 2002, the Company completed a refinancing of its senior credit facility by replacing the total amount of its Term Loan A and B notes equal to $143.1 million with $143.1 million of new Term Loan C notes. In connection with the refinancing, the Company wrote-off $3.4 million of unamortized deferred financing costs. These charges were recognized during the third quarter of 2002 as an extraordinary loss of $2.0 million, or approximately $0.05 per diluted common share, net of income taxes.

     In a separate release, the Company announced that on October 24, 2002, it repaid $30 million of its 15.5% senior notes and retired all $15 million of its outstanding 13.5% senior subordinated notes. Funds used to repay the debt and pay the prepayment penalties and transaction costs were derived from an additional $25.0 million of Term Loan C notes issued under the Company's senior credit facility and $25.2 million of cash on hand. In connection with the repayment of the notes, the Company incurred approximately $9.6 million of costs, including $4.8 million in prepayment penalties and transaction costs, and $4.8 million in non-cash costs pertaining to the write-off of unamortized discount and deferred financing costs associated with the debt retired. These charges will be recognized during the fourth quarter of 2002 as an extraordinary loss in the amount of approximately $5.5 million, net of income taxes.

     Bob Antin, Chairman and CEO, stated, "We continue to benefit from operating leverage in both of our business segments, which drove outstanding growth in EBITDA and net income in the third quarter of 2002. On a 12.0% revenue increase in the third quarter, Adjusted EBITDA increased 18.7%, to $29.1 million, over the same quarter in the prior year.

     "Our laboratory division continues to realize the benefits of our market leadership position and our national platform. On a 15.5% revenue increase (all of which was from internal growth) for the three months ended September 30, 2002, we achieved a 23.6% increase in laboratory Adjusted EBITDA, to $14.2 million. Laboratory Adjusted EBITDA margin for the third quarter increased to 36.8% in 2002 from 34.4% in 2001.

     "Our hospital division achieved a 14.8% increase in hospital Adjusted EBITDA to $18.0 million for the third quarter of 2002 on a 10.8% increase in revenue. For the third quarter, hospital Adjusted EBITDA margin increased to 23.0% in 2002 from 22.2% in 2001. Hospital same-facility revenue growth was 5.7% for the three months ended September 30, 2002."

     VCA Antech, Inc. will discuss its third quarter 2002 earnings during a conference call today, October 24, 2002 at 4:30 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company's website at HTTP://INVESTOR.VCAANTECH.COM. The conference call can also be accessed via telephone by dialing (800) 289-0544. Interested parties should call at least ten minutes prior to the start of the conference call to register.

     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain gross revenue at a level necessary to maintain expected gross profit margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the


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Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Forms 10-K and S-4 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA ANTECH, INC. owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

     Media contact:Tom Fuller, Chief Financial Officer (310) 571-6505


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

                                VCA ANTECH, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
              (UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     Three Months               Nine Months
                                                  Ended September 30,       Ended September 30,
                                                 -----------------------   ----------------------
                                                   2002        2001           2002       2001
                                                 -----------------------   ----------------------
Revenue:
  Laboratory                                      $38,650    $ 33,471       $116,911    $101,855
  Animal Hospital                                  78,118      70,531        225,383     207,665
  Other                                               500         500          1,500       1,500
  Intercompany                                     (2,296)     (1,866)        (6,902)     (5,655)
                                                 ---------   ---------      ---------   ---------
                                                  114,972     102,636        336,892     305,365
                                                 ---------   ---------      ---------   ---------
Direct costs                                       77,157      70,681        226,749     213,454

Gross profit, excluding depreciation
  and amortization:
  Laboratory                                       16,801      13,390         51,366      40,289
  Animal Hospital                                  20,514      18,065         57,277      50,122
  Other                                               500         500          1,500       1,500
                                                 ---------   ---------      ---------   ---------
                                                   37,815      31,955        110,143      91,911
                                                 ---------   ---------      ---------   ---------
General and administrative:
  Laboratory                                        2,563       2,725          7,632       9,305
  Animal Hospital                                   2,541       2,918          7,805       9,523
  Corporate                                         3,628       3,948         10,456      11,537
                                                 ---------   ---------      ---------   ---------
                                                    8,732       9,591(a)      25,893      30,365(a)
                                                 ---------   ---------      ---------   ---------
Depreciation                                        2,752       2,393          8,033       7,085
Amortization                                          276       4,039          1,297      12,036
Loss/(gain) on sale of assets                         (80)        (92)           (80)        125
Write-down of assets                                    -           -              -       8,620
                                                 ---------   ---------      ---------   ---------
Operating income                                   26,135      16,024         75,000      33,680
                                                 ---------   ---------      ---------   ---------
Interest expense, net                              10,208      10,317         30,541      32,387

Other (income) expense                                 (5)          4           (159)        233
Minority interest expense                             430         404          1,360       1,104
                                                 ---------   ---------      ---------   ---------
Income (loss) before income taxes and
  extraordinary item                               15,502       5,299         43,258         (44)
Provision for income taxes                          6,466       3,275         18,092       6,741
                                                 ---------   ---------      ---------   ---------
Net income (loss) before
  extraordinary item                                9,036       2,024         25,166      (6,785)


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Extraordinary loss on early
  extinguishment of debt                            2,001           -          2,001           -
                                                 ---------   ---------      ---------   ---------
Net income (loss)                                   7,035       2,024         23,165      (6,785)

Increase in carrying amount of
  redeemable preferred stock                          -         5,362            -        15,583
                                                 ---------   ---------      ---------   ---------
Net income (loss) to common stockholders          $ 7,035     $(3,338)       $23,165    $(22,368)
                                                 =========   =========      =========   =========
Diluted income (loss) per common share:
  Income (loss) before extraordinary item          $ 0.24     $ (0.19)        $ 0.68     $ (1.27)
  Extraordinary loss on early extinguishment
    of debt                                         (0.05)        -            (0.05)        -
                                                 ---------   ---------      ---------   ---------
  Earnings (loss) per common share                 $ 0.19     $ (0.19)        $ 0.63     $ (1.27)
                                                 =========   =========      =========   =========

Diluted shares                                     37,094      17,878         37,088      17,643
                                                 =========   =========      =========   =========

(a) General and administrative expense for the three and nine months ended September 30, 2001 include $1.2 million and $6.2 million of non-cash compensation, and $620,000 and $1.9 million of management fees, respectively, which were not incurred in 2002.



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

                                VCA ANTECH, INC.
                      SUPPLEMENTAL OPERATING STATEMENT DATA
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
              (UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               Three Months Ended             Nine Months Ended
                                                  September 30,                 September 30,
                                                2002         2001            2002          2001
                                            ----------   ----------      ----------    ----------
Adjusted net income available to
  common stockholders:

   Net income (loss) reported               $   7,035    $ (3,338)       $  23,165     $ (22,368)
                                            ----------   ---------       ----------    ----------
   Add expense (income):
     Management fees                              -           620              -           1,860
     Write-down of assets                         -            -               -           8,620
     Non-cash compensation                        -         1,523              -           7,611
     Amortization of executive covenants
         not to compete                           -         1,303              -           3,928
     Amortization of goodwill                     -         2,323              -           6,878
                                            ----------   ---------       ----------    ----------
        Total                                     -         5,769              -          28,897
     Tax effect                                   -          (725)             -          (4,759)
                                            ----------   ---------       ----------    ----------
        Total, net of tax                         -         5,044              -          24,138
        Extraordinary item, net of tax          2,001          -             2,001           -
                                            ----------   ---------       ----------    ----------
        Adjusted net income                 $   9,036    $  1,706        $  25,166     $   1,770
                                            ==========   =========       ==========    ==========
Adjusted net income per diluted
    common share                               $ 0.24      $ 0.09           $ 0.68        $ 0.09
                                            ==========   =========       ==========    ==========
Diluted shares                                 37,094      19,565           37,088        19,445
                                            ==========   =========       ==========    ==========
Adjusted EBITDA (1)                         $  29,083    $ 24,507        $  84,250     $  71,017
                                            ==========   =========       ==========    ==========
Ratio of earnings to fixed charges (2)         2.4x        1.5x              2.3x         n/a
                                            ==========   =========       ==========    ==========

(1) EBITDA is operating income before depreciation and amortization. Adjusted EBITDA for 2002 represents EBITDA adjusted to exclude the gain on sale of assets. Adjusted EBITDA for 2001 represents EBITDA adjusted to exclude management fees, write-down (gain)/loss of assets and non-cash compensation. The management agreement for the management fees discussed above was terminated in the fourth quarter of 2001 in connection with the Company's initial public offering of common stock. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, GAAP. Although EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we understand that EBITDA and Adjusted EBITDA are widely used by financial analysts as a measure of financial performance. We believe Adjusted EBITDA is a useful measure of our operating performance as it reflects earnings before the impact of depreciation and amortization, interest, taxes and minority interest (and, in 2001, other non-operating or non-recurring items) that may vary from period to period as a result of non-operating activities. Adjusted EBITDA is also an important component of our financial ratios included in our debt covenants, which provides us with a measure of our ability to service our debt and meet capital expenditure requirements out of our earnings. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.


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(2)  Calculated by dividing income before income taxes and fixed charges by fixed charges. "Fixed charges" means the sum of (a) interest expensed or capitalized, (b) amortized discounts and deferred financing costs related to indebtedness and (c) an estimate of the interest within rental expense. This calculation is not applicable for the nine months ended September 30, 2001 as we had pre-tax losses for the nine months ended September 30, 2001.


                                VCA ANTECH, INC.
                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                 AS OF SEPTEMBER 30, 2002 AND DECEMBER 31, 2001
                           (UNAUDITED - IN THOUSANDS)

                                          September 30,         December 31,
                                              2002                 2001
                                          -------------        ------------
Cash                                       $    32,358           $   7,103
Accounts receivable, net                        20,791              18,036
Equity                                          64,914              39,764
Total assets                                   513,380             468,521

Debt:
Senior Term Loan A                                   -              24,112
Senior Term Loan B                                   -             121,242
Senior Term Loan C                             142,703                   -
13.5% Senior Subordinated Notes                 15,000              15,000
9.875% Senior Subordinated Notes               170,000             170,000
15.5% Senior Notes                              66,715              59,670
Other                                            1,658               1,486
Unamortized discounts                           (7,242)             (7,178)
                                          -------------        ------------
Total debt                                 $   388,834          $  384,332
                                          =============        ============



                      SELECTED CONSOLIDATED CASH FLOW DATA
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                           (UNAUDITED - IN THOUSANDS)

                                                    Nine Months Ended
                                                      September 30,
                                               ---------------------------
                                                   2002            2001
                                               -----------     -----------
Cash flows provided by operating activities     $  60,838       $  49,316
Capital expenditures                            $  13,405       $  10,604



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